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                                                                   EXHIBIT 10.30


                              EMPLOYMENT AGREEMENT


         THIS AGREEMENT is made as of this 1st day of December, 2003, by and between Assisted Living Concepts, Inc, a Nevada corporation with a principal address at 1349 Empire Central, Suite 900, Dallas, Texas 75247 ("ALC") and Edward A. Barnes, an individual residing at 7230 Colgate, Dallas, Texas 75225 ("Executive").

                                   WITNESSETH:

         WHEREAS, ALC desires to employ Executive as its Chief Financial Officer ("CFO"); and

         WHEREAS, Executive desires to be so employed by ALC; and

         WHEREAS, ALC and Executive desire to set forth in writing their agreements regarding the employment and compensation of Executive;

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, ALC and Executive hereby agree as follows:

         1. Prior Agreements. This Agreement, when effective, shall be deemed to revoke, rescind, and supersede any and all other promises, representations, understandings, practices, and/or agreements, whether written or oral, express or implied, between ALC and Executive relating to the terms of the Executive's employment by ALC.

         2. Term. This agreement will remain in effect unless and until terminated by either party in accordance with the terms herein.

         3. Employment. Executive will be employed as CFO, reporting and subject to the supervision and control of the President and Chief Executive Officer ("CEO") and/or Board of Directors ("Board") of ALC. Executive shall timely and faithfully perform and discharge his


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duties and devote substantially all of his time, attention, skills and efforts to promote the interests of ALC. Except as otherwise agreed to by the CEO) and/or Board, Executive shall not work with or accept or receive any compensation or consideration from any other organization, firm, corporation, person, or otherwise, for services to be performed or performed by Executive, provided however that Executive may serve on civic or charitable boards or committees, fulfill speaking engagements, and manage a financial portfolio of personal investments so long as such activities do not interfere with the performance of Executive's duties hereunder. Executive shall at all times act in accordance with the policies, rules, and by-laws of ALC as established and/or modified from time-to-time, and in accordance with applicable state, federal, and local laws and regulations.

         4. Compensation.

         4.1 Salary. ALC shall pay Executive a base salary at the annualized rate of One Hundred and Seventy-Five Thousand Dollars ($175,000.00) payable in accordance with ALC's usual payroll practices, and subject to withholding therefrom of federal and state income taxes, any other employment taxes required to be collected or withheld, and other amounts required or requested by Executive to be withheld. Executive's salary shall be subject to annual review by the Board and Compensation Committee of ALC.

         4.2 Signing Bonus. Executive will receive a signing bonus in the amount of thirty-five thousand dollars ($35,000.00) less applicable taxes. Twenty-thousand dollars of the thirty-five thousand dollar ($35,000.00) bonus will be paid in a lump-sum with the first payroll after Executive commences his employment with ALC. The remaining fifteen-thousand dollars ($15,000.00) will be paid on or before April 15, 2004 provided an accurate and timely audited annual report has been filed.



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         4.3 Performance Bonus. Executive may, in the sole discretion of ALC, be paid an annual bonus of up to 120% of base pay based on his performance and the performance of ALC. Such bonus, if any, shall be in an amount to be determined by the Compensation Committee of ALC and shall be calculated after ALC's annual audit.

         4.4 Stock Options. Subject to stockholder approval and the separate stock option agreement provided to Ed Barnes at the inception of this Employment Agreement, Executive shall receive options for the purchase of thirty two thousand five hundred (32,500) shares of ALC's common stock, par value $.01 per share (the "Common Stock"). The options shall vest the earlier of: (a) the Sale (as defined in Section 8.1) of ALC; or (b) over three years at the rate of 29.68 shares per calendar day. The exercise price for each share of Common Stock shall be the closing price of a share of Common Stock as quoted on the OTC Bulletin Board, on the first day of employment. Executive acknowledges that all options shall be governed by ALC's stock option plan, which is currently under review, and that any inconsistencies between this subparagraph and said stock option plan shall be controlled by the stock option plan, provided that the exercise price, number of shares and vesting schedule shall not be adversely affected thereby.

         4.5 "Key Man" Life Insurance. ALC, in its discretion, may apply for and procure in its own name and for its own benefit, life insurance on the life of the Executive in any amount or amounts considered advisable by ALC, and Executive shall submit to any medical or other examination, and shall execute and deliver any application or other instrument in writing, reasonably necessary to effectuate such insurance.



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         4.6 Director and Officer Insurance. Executive will be covered by the terms of ALC's Director and Officer Insurance for any lawful activities conducted or carried out by Executive within the scope of his employment.

         4.7 Indemnification. Executive, in any capacity on behalf of Company or any of its subsidiaries or affiliates or otherwise serving at Company's request, shall be entitled to exculpation, indemnification, and advancement of expenses to the fullest extent not prohibited by Delaware or other applicable law for any lawful activities conducted or carried out by Executive within the scope of his employment.

         5. Other Benefits.

         5.1 Subject to Executive meeting the eligibility requirements of the provider(s) (including without limitation any waiting periods), Executive shall be eligible to participate in any health care plan, dental care plan, life insurance plan, long-term disability insurance plan, retirement plan, 401(k) plan and any other employee benefit plan sponsored or maintained by ALC from time-to-time, on the same basis as other employees of ALC similarly situated. Nothing in this Agreement shall obligate ALC to sponsor, maintain or provide access to any such plans generally or limit the discretion of ALC to terminate or modify the terms of any such plans or change providers thereof at any time and for any reason.

         5.2 Executive shall be entitled to four (4) weeks of vacation per calendar year. Fifty percent (50%) of any unused vacation time shall expire at the close of business on December 31st of each year. Executive shall not be entitled to any payment or other compensation in lieu of unused vacation time, unless terminated for other than "good cause".




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         6. Reimbursement of Expenses

         6.1 ALC shall reimburse Executive for his documented, reasonable and necessary out-of-pocket business expenses incurred by Executive in the performance and discharge of his duties on behalf of ALC in accordance with and subject to ALC's policies and procedures regarding expense reimbursement in effect from time-to-time.

         7. Termination.

         7.1 This Agreement may be terminated at any time for any reason by either party upon not less than thirty (30) days notice. If ALC terminates this Agreement for "good cause", no advance notice shall be required. "Good cause" shall include, but not be limited to, ALC's good faith belief that Executive has engaged in conduct which constitutes gross negligence or fraud.

         8. Severance.

         8.1 If Executive is terminated by ALC during the first 12-months of his employment for a reason other than "good cause" or is terminated during such 12-month period in connection with the "sale" of ALC, Executive shall receive severance pay equal to the difference between the number of months he has been employed by ALC and 12-months, but in no case less then three (3) months salary. For example, if Executive's employment is terminated without "good cause" during his fifth month of employment, Executive would be entitled to severance pay equal to seven (7) months salary. "Sale" includes (a) a merger in which ALC is not the surviving entity; (b) a stock sale in which the majority of ALC's outstanding shares of common and/or preferred stock are sold; and (c) the sale of all or substantially all of the assets of ALC. Executive shall be deemed to have been terminated in connection with a sale if the purchaser/successor does not offer Executive



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employment in a comparable position with substantially the same salary and benefits. If Executive is terminated by ALC at any time after his first 12-months of his employment for a reason other than "good cause" or is terminated in connection with the "sale" of ALC, Executive shall receive severance pay equal to three (3) months salary.

         8.2 Severance will be paid in equal monthly installments, less applicable taxes and other withholding, on or before the tenth (10th) day of each month during such period, with the first such installment to be paid on or before the tenth (10th) day of the month following such termination.

         8.3 In order to be eligible for and continue to receive monthly severance payments, Executive will be required to sign a General Release of claims against ALC and must continue to abide by applicable provisions of this Agreement, including Paragraphs 9 and 10 and their respective subparagraphs.

         9. Restrictions on the Disclosure of Proprietary Information.

         9.1 Proprietary Information. For purposes of this Agreement, the term "Proprietary Information" shall mean all confidential knowledge and information in any form or medium which Executive acquires, learns or becomes aware of as a result of or in connection with his employment with ALC concerning: (1) ALC's business, financial condition, operations, strategic planning, research and development activities, current or proposed products, product designs, trade secrets, competitive business information, patents, patent rights, inventions, technology, copyrights, software (including without limitation, source code, object code and firmware), improvements, applications, processes, services, cost and pricing policies, client lists, vendor relationships and contact lists; and
(2) information of the kind, type or nature described in the foregoing clause
(1) of or with respect to each third party with whom ALC at any time and from



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time-to-time enters a confidentiality or non-disclosure agreement pursuant to which ALC is obligated to keep such third party's information confidential. Notwithstanding the foregoing, Proprietary Information does not include information which is or becomes part of the public domain through no fault of Executive or which Executive can demonstrate was independently developed by him without use of or reference to any Proprietary Information.

         9.2 Non-Disclosure and Non-Use Obligations. Executive agrees that he will not at any time, without the prior written consent of ALC (which shall be evidenced by a writing signed by a majority of ALC's Board or by action taken by the Board a meeting), either during or after any termination of this Agreement, divulge or disclose to anyone outside the ALC or its professional advisers, or use or permit any third party to use for its own benefit, any such Proprietary Information. Executive will not, during his or her engagement by the ALC hereunder or at any time thereafter, use or attempt to use any such Proprietary Information for any purpose other than Executive's provision of services to ALC, and in no event in any manner which may injure or cause loss or may be calculated or reasonably expected to injure or cause loss to ALC. Executive may divulge or disclose Proprietary Information to Executive's legal advisers, provided that such advisors agree to keep such Proprietary Information confidential, or in response to a court or arbitration order.

         Executive further agrees not to make any notes, memoranda, flow charts, logic diagrams, specifications, reports, compilations, analyses, sketches, drawings, technical data, source code, object code, models or other physical manifestations (or copies thereof) relating to any matter within the scope of the Proprietary Information at any time other than for the benefit of ALC, or, either during or after the termination of this Agreement, to use or permit to be used any such




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information (or copies thereof) other than for the benefit of ALC. Upon termination of this Agreement, Executive shall deliver to ALC at its address set forth above all such notes, memoranda, flow charts, logic diagrams, specifications, reports, compilations, analyses, sketches, drawings, technical data, source code, object code, models and other physical manifestations and any other related information and all copies thereof made during the term of this Agreement.

         10. Certain Covenants of Executive.

         10.1 Non-Compete. During the time Executive is employed under this Agreement (the "Restricted Period"), Executive shall not, in the United States of America or in any foreign country, directly or indirectly: (i) engage in any business engaged in by ALC or any business similar or related thereto ("Business") for his own account; (ii) enter the employ of or render any services to any persons engaged in such activities; or (iii) become interested in any person engaged in the Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, employee, trustee, consultant or in any other relationship or capacity; provided, however, that Executive may own, directly or indirectly, solely as an investment, securities of any person which are traded on any national securities exchange or NASDAQ if
Executive: (a) is not a controlling person of, or a member of a group which controls such person or (b) does not, directly or indirectly, own 4% or more of any class of securities of such person.

         10.2 Property of ALC. All property of ALC shall be delivered to ALC promptly upon the termination of Executive's employment with ALC or any of its affiliates or at any other time on request. Such property shall include, but is not limited to, computers, keys, memoranda,



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notes, lists, records and other documents (and all copies thereof) made or compiled by Executive or made available to Executive during or in connection with his employment by ALC.

         10.3 Employees, Vendors and Customers of ALC. During the Restricted Period and for a period of six months following the termination of the Executive's employment with ALC or any of its affiliates (whether for "good cause" or otherwise), Executive shall not, directly or indirectly: (i) hire, solicit or encourage to leave the employment of ALC or any of its affiliates, any employee of ALC or its affiliates or hire any such employee who has left the employment of ALC or any of its affiliates within six (6) months of the termination of such employee's employment with ALC or any of its affiliates, or
(ii) call upon, solicit, direct to others or place business or attempt to call upon, solicit, direct away or place business with respect to any of ALC's customers or prospects, vendors, or sales representatives.

         10.4 Consultants and Independent Contractors of ALC. During the Restricted Period and for a period of six months following the termination of Executive's employment with ALC or any of its affiliates (whether for cause or otherwise), Executive shall not, directly or indirectly, hire, solicit or encourage to cease to work with ALC or any of its affiliates, any consultant, sales representative or other person then under contract with ALC or any of its affiliates.

         10.5 Rights and Remedies Upon Breach. If Executive breaches, or threatens to commit a breach of, any of the provisions of Paragraphs 9 and 10 and their respective subparagraphs, ALC shall have the following rights and remedies, each of which shall be independent of the other and severally enforceable, and all of which shall be in addition to, and not in lieu of, any other rights and remedies available to ALC under law or in equity.




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                  (a) Specific Performance. The right and remedy to have
         Paragraphs 9 and 10 and their respective subparagraphs specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to ALC and its affiliates and that money damages will not provide an adequate remedy to ALC.

                  (b) Accounting. The right and remedy to require the Executive to account for and pay over to ALC all compensation, profits, monies, accruals, increments or other benefits (collectively, "Benefits") derived or received by Executive as a result of any transactions constituting a breach of Paragraphs 9 and 10 and their respective subparagraphs, and Executive shall account for and pay over such Benefits to ALC.

                  (c) Severability of Covenants. If any court determines that any of the covenants in Paragraphs 9 and 10 and their respective subparagraphs, or any parts thereof are invalid or unenforceable, the remainder shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

                  (d) "Blue-Penciling". If any court construes any of the covenants Paragraphs 9 and 10 and their respective subparagraphs, or any part thereof, to be unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.

                  (e) Enforceability in Jurisdictions. The parties intend to and hereby confer jurisdiction to enforce covenants in Paragraphs 9 and 10 and their respective subparagraphs upon the courts of any jurisdiction within the geographical scope of such




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         covenants. If the courts of any one or more of such jurisdictions hold the covenants wholly unenforceable under the law of that jurisdiction by reason of the breadth of such scope or otherwise, it is the intention of the parties that such determination not bar or in any way affect ALC'S right to the relief provided above in the courts of any other jurisdiction within the geographical scope of such covenants, as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

         11. Additional Provisions.

         11.1 All notices, waivers, consents, requests, designations, demands or other communications required or desired to be given by either party hereunder to the other under this Agreement shall be in writing and shall be deemed to have been given at the time when either personally served, sent by facsimile transmission or reputable overnight courier, or mailed at any general or branch United States Post Office enclosed in a certified postpaid envelope, return receipt requested, addressed to the address of the respective parties stated below, or to such changed address as such parties may have fixed by notice:

         If to ALC:

         Steven L. Vick
         President and CEO
         Assisted Living Concepts, Inc.
         1349 Empire Central
         Suite 900
         Dallas, Texas 75247

         If to Executive:

         Edward A. Barnes
         7230 Colgate
         Dallas, Texas 75225



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Such notices, if mailed, shall be deemed to have been received not later than five (5) days from the date on which sent.

         11.2 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and there are no terms hereof other than those contained herein. No variations, modifications, or amendments hereof shall be deemed valid unless in writing and signed by both parties hereto, and no waiver, modification or discharge of any of the terms, conditions or provisions hereof shall be deemed valid unless by a writing signed by the parties hereto.

         11.3 Governing Law and Arbitration. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas as applied to agreements between Texas residents entered and to be performed entirely within Texas. Any dispute between Executive and ALC arising under or related to this Agreement or otherwise concerning the employment of Executive by ALC or the termination of such employment shall be resolved by submitting the matter to binding arbitration. Arbitration shall be conducted in Dallas, Texas pursuant to the procedural rules then in effect of the American Arbitration Association and shall be heard by a single arbitrator, reasonably agreed to by the parties, who shall be an attorney-at-law licensed to practice and in good standing in the State of Texas and knowledgeable in employment matters. The decision of such arbitrator shall be final and binding on the parties and may be entered for enforcement in any court or tribunal of competent jurisdiction and authority. The arbitrator shall award such damages or other relief as he deems appropriate and may, but shall not be required to, award legal fees and costs to the prevailing party. All costs of such arbitration (excluding fees, disbursements and expenses of counsel, advisors, witnesses and



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experts) shall be borne equally by the parties. This Subparagraph shall not prevent ALC from seeking or obtaining injunctive relief where such remedy is the appropriate form of remedy under the circumstances, including, without limitation, for any breach of Paragraphs 9 and 10 above and their respective subparagraphs.

         11.4 Assignment. This Agreement, together with any amendments hereto, shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and personal representatives, except that the rights and benefits of either of the parties under this Agreement may not be assigned without the prior written consent of the other party.

         11.5 Headings. The headings at the beginning of each paragraph and/or subparagraph of this Agreement are solely for the convenience and reference of the parties and shall not be taken into account in construing this Agreement or any part hereof. The use of the masculine tense herein shall, where the context so indicates, be deemed to include the neuter and vice versa, and the use of the singular shall be deemed to include the plural, and vice versa. As used herein, the terms "Agreement" and "this Agreement" shall be deemed to mean this Employment Agreement.

         11.6 Cooperation. Each of the parties hereto hereby agrees that he or it will, from time-to-time hereafter, upon the other's reasonable request, execute, acknowledge and deliver all such documents and do all such other acts and things as the other, or his or its respective attorneys, may reasonably request in order to carry out this Agreement and the actions contemplated hereunder.

         11.7 ALC. As utilized herein, the term "ALC" shall include Assisted Living Concepts, Inc. and its subsidiaries and affiliates unless the context dictates to the contrary.



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         11.8 Severability. Should any paragraph, subparagraph or other term or provision of this Agreement not be legally enforceable in any jurisdiction, the remainder of the Agreement shall not be affected thereby. In addition, should a court of competent jurisdiction determine that any paragraph, subparagraph or other term or provision of this Agreement is not legally enforceable, the Agreement shall be deemed modified to the minimum extent necessary to make it legally enforceable.

         11.9 Execution In Counterparts. This Agreement may be executed in any number of counterparts, each and all of which, when fully signed, shall be deemed for all purposes to be an original. This Agreement shall be effective upon execution by both parties.

         11.10 Right to Advice of Counsel. Executive acknowledges that he has had the opportunity to consult with legal counsel and is fully aware of his rights and obligations under this Agreement. Executive represents and warrants that he is not a party to or bound by an agreement which in any way prevents, limits, impairs or otherwise affects his ability to enter into and/or fully and timely perform his obligations under this Agreement.

         11.11 Waiver. A party's failure to insist on compliance or enforcement of any provision of this Agreement, shall not affect the validity or enforceability or constitute a waiver of future enforcement of that provision or of any other provision of this Agreement by that party or any other party.

         IN WITNESS WHEREOF, ALC and Executive have duly executed this Employment Agreement as a sealed instrument as of the day and year first above written.



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                                        Assisted Living Concepts, Inc.:

                                        By:  /s/ STEVEN L. VICK
                                           -------------------------------------
                                           Steven L. Vick
                                           President and CEO


                                        Executive:


                                        /s/ EDWARD A. BARNES
                                        ----------------------------------------
                                        Edward A. Barnes




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